Exhibit 77O

EXHIBIT A-1

MAXIM SERIES FUND, INC.

RULE 10f-3 COMPLIANCE REPORT OF PURCHASE(S) OF SECURITIES FROM

AFFILIATED UNDERWRITING SYNDICATES

1.	Name of Issuer: US Airways Group

2.	Description of Securities: Equipment Trust

3.	Name of Selling Syndicate Member: Goldman Sachs & Co

4.	Other Members of Syndicate: See attached

5.	Nature of Underwriting: ¨ Competitive Bidding þ Negotiated Purchase

6.	Public Offering Price Per Unit:	$100

7.	Underwriting Compensation:	1%

8.	Proposed Purchase(s) for Fund:

Total Offering	Amount to be Purchased by Fund	Fund Purchase as % of Total Offering
$388,227,000	$725,000	0.19%

9.	Total Assets of Fund (at June 21, 2011):	$388,586,383

10.	Compliance with Rule 10f-3

and Written Procedures:

Maxim Series Fund, Inc. hereby represents and warrants, as follows:

Condition 1:
The Securities purchased by the Fund:
Are registered under the Securities Act of 1933;
Are part of an Eligible Foreign Offering conducted under the laws of a country other than the United States that meets the following conditions:
the offering is subject to regulation by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Act in such country;

the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and
if the issuer is a domestic issuer, it meets the following conditions:

it has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of such act; and
it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least 12 months immediately preceding the sale of securities made in reliance upon this (or for such shorter period that the issuer was required to file such material); or

Are part of an Eligible Rule 144A Offering that meets the following conditions:

the securities are offered or sold in transactions exempt from registration under section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;
the securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A(a)(l);

the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A.

Condition 2:	The securities are purchased by the Fund at not more than the public offering price prior to the end of the first full business day on which the offering is made; or

The securities are part of a rights offering and are purchased on or before the fourth day preceding the day on which the rights offering terminated.

Condition 3:
The securities are part of an issue to be offered to the public in a firm commitment underwriting or pursuant to other underwriting arrangements specific to a particular country, the practical realities of which are effectively the equivalent of a firm commitment offering.

Condition 4:	The underwriting compensation to be paid is reasonable and fair, as evidence by the fact that the spread does not exceed the spreads in the following two underwritten offerings:

Issuer Date	Description of Securities Spread	Managing Underwriter

The securities issued in such offerings were similar to those purchased by the Fund and the period during which each such offering was made is comparable to the present in terms of factors affecting underwriting compensation.

Date	Name of Issuer	Desc. of Securities	Managing Underwriter	Underwriting Compensation
6/1/2011	R.R. Donnelley & Sons	Notes	BoA Merrill Lynch	1.50%
6/14/2011	Vulcan Materials Co	Notes	Goldman, Sachs & Co	1.50%

Condition 5:	The issuer of the securities has been in continuous operations for three years or longer.

Condition 6:	The principal amount of securities of any class of such issue purchased by the Fund (including all other Maxim Funds) does not exceed 25% of the total principal amount of the offering.

Condition 7:	The purchase(s) for the Fund are not directly or indirectly made from any of the persons named in Section 7 of the Procedures.

Maxim Loomis Sayles Bond portfolio of MAXIM SERIES FUND, INC.
    [name of Portfolio]

By:	/s/ Jan Sharp

Title:	VP/Director F/Trading

Dated:	July 21, 2011

           <Menu> for PREVIOUS                                   Corp DES
	Syndicate		Page 1/1
	6/21/11		Amount
US AIR 2011-1A LCC7 18	10/22/23	NOT PRICED	(M)

Joint Lead Managers-Books	Citigroup Global Markets Inc	73486.00
	Credit Suisse Securities USA LLC	51440.20
	Goldman Sachs & Co	117577.60

Co-Manager(s)	Barclays Capital	14697.20
	Merrill Lynch Pierce Fenner & Smit	33803.56
	Natixis Securities North America I	2939.44

Australia 61 2 9777 8600 Brazil 5511 3048 4500 Europe 44 20 7330 7500 Germany 49 69 9204 1210 Hong Kong 852 2977 6000 Japan 81 3 3201 8900 Singapore 65 6212 1000 U.S. 1 212 318 2000 Copyright 2011 Bloomberg Finance L.P.

SN 567025 EDT GMT-4:00 6782-404-0 06-Jul-2011 10:33:27